As filed with the Securities and Exchange Commission on January 30, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AGEX THERAPEUTICS, INC.

(Exact name of Registrant as specified in charter)

Delaware	82-1436829
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1010 Atlantic Avenue, Suite 102, Alameda, California	94502
(Address of principal executive offices)	(Zip Code)

2017 Equity Incentive Plan

(Full title of the plan)

RUSSELL SKIBSTED

Chief Financial Officer

AgeX Therapeutics, Inc.

1010 Atlantic Avenue, Suite 102

Alameda, California 94501

(Name and address of agent for service)

(510) 871-4190

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

RICHARD S. SOROKO, ESQ.

Thompson Welch Soroko & Gilbert LLP

3950 Civic Center Drive, Suite 300

San Rafael, California 94903

Tel. (415) 448-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, par value $0.0001 per share(2)	4,000,000	$3.85	$15,400,000	$1,866.48
Total Registration Fee				$1,866.48

(1) Determined pursuant to Rule 457(c) and (h).

(2) Includes shares issuable directly or upon the exercise of stock options or in settlement of restricted stock units. Pursuant to Rule 416, this Registration Statement also includes an indeterminate number of shares of common stock that may be subject to issuance as a result of anti-dilution and other provisions of the Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are incorporated herein by reference:

●	The Registrant’s Registration Statement on Form 10 filed with the SEC on June 8, 2018 and as amended by Amendment No. 1 filed with the SEC on July 19, 2018, Amendment No. 2 filed with the SEC on August 30, 2018, Amendment No. 3 filed with the SEC on October 22, 2018, Amendment No. 4 filed with the SEC on November 5, 2018, and Amendment No. 5 filed with the SEC on November 26, 2018;

●	The description of the Registrant’s common stock contained in the Information Statement filed as Exhibit 99.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form 10 filed with the SEC on November 26, 2018.

In addition, all documents subsequently filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date this offering is terminated or completed and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing of such documents; provided, however, that any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, or otherwise furnished rather than filed with the SEC, shall not be incorporated by reference herein.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation limits its directors’ liability to the fullest extent permitted under Delaware corporate law. Delaware corporate law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any breach of a director’s duty of loyalty to the corporation and its stockholders;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law (unlawful payment of dividends or redemption of shares); or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

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If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Delaware law and the Registrant’s bylaws provide that the Registrant will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit
Numbers	Description

5.1	Opinion of Counsel*

23.1	Consent of OUM & Co., LLP *

23.2	Consent of Counsel (Included in Exhibit 5.1)

99.1	2017 Equity Incentive Plan*

99.2	Form of Employee Stock Option Agreement*

99.3	Form of Non-Employee Director Stock Option Agreement*

99.4	Form of Restricted Stock Unit Agreement*

99.5	Form of Restricted Stock Unit Agreement*

* Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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Provided, however, That:

(1) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on January 30, 2019.

AGEX THERAPEUTICS, INC.

By:	/s/ Michael D. West
Michael D. West
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. West	Chief Executive Officer and Director	January 30, 2019
MICHAEL D. WEST	(Principal Executive Officer)

/s/ Russell Skibsted	Chief Financial Officer	January 30, 2019
RUSSELL SKIBSTED	(Principal Financial and Accounting Officer)

/s/ Gregory Bailey	Director	January 30, 2019
GREGORY BAILEY

/s/ Annalisa Jenkins	Director	January 30, 2019
ANNALISA JENKINS

/s/ John Mauldin	Director	January 30, 2019
JOHN MAULDIN

/s/ Michael Mulroy	Director	January 30, 2019
MICHAEL MULROY

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EXHIBIT INDEX

Exhibit
Numbers	Description

5.1	Opinion of Counsel*

23.1	Consent of OUM & Co., LLP *

23.2	Consent of Counsel (Included in Exhibit 5.1)

99.1	2017 Equity Incentive Plan*

99.2	Form of Employee Stock Option Agreement*

99.3	Form of Non-Employee Director Stock Option Agreement*

99.4	Form of Restricted Stock Unit Agreement*

99.5	Form of Restricted Stock Unit Agreement*

* Filed herewith.

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